EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59021S224	PRINCIPAL AMOUNT: $63,000,000

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Monthly Income Strategic Return Notes®

(the “Notes”)

INDEX: Long-Short Currency Index (see Annex A)	INDEX PUBLISHER: Merrill Lynch Capital Services, Inc.	INDEX COMPONENTS: See Annex A

ORIGINAL ISSUE DATE: October 6, 2005	STATED MATURITY: October 6, 2010	STARTING VALUE: 98

RECORD DATES: The second Business Day (as defined below) following the Monthly Payment Adjustment Date (as defined herein)	CALCULATION AGENT: Merrill Lynch Capital Services, Inc. (unless otherwise specified)	DEFAULT RATE: 2.25%

MONTHLY PAYMENT RATE: 6% per annum of the Principal Amount	MONTHLY PAYMENT ADJUSTMENT AMOUNT: 6.122% per annum of the Principal Amount (deducted monthly on the basis of a 360-day year of twelve 30-day months)	MONTHLY PAYMENT DATE: The seventh Business Day following the date the Monthly Payment Adjustment Amount (as defined herein) is deducted from the level of the Index

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MONTHLY PAYMENT ADJUSTMENT DATE: The last Business Day of each month, beginning October 31, 2005, to but excluding the month in which the Stated Maturity occurs.	INDEX ADJUSTMENT FACTOR: 1.25% per annum, or 1.0% per annum for any month following the occurrence of a Filter Event (as defined herein), in each case deducted daily on the basis of a 365-day year	EXCHANGE MONTH: September in the years 2006, 2007, 2008 and 2009

DENOMINATIONS: Integral multiples of $10 (unless otherwise specified)	SPECIFIED CURRENCY: United States dollar (unless otherwise specified)

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Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) at the Stated Maturity or the Exchange Amount (as defined below) on an Exchange Date (as defined below) or the Early Redemption Amount (as defined below) on an Early Redemption Date (as defined below).

Payment or delivery of the Redemption Amount, Exchange Amount or Early Redemption Amount, as applicable, and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment at Stated Maturity

Unless this Global Note has previously been exchanged by the Holder or redeemed by the Company, at the Stated Maturity, a Holder shall receive a cash payment equal to the Redemption Amount. The “Redemption Amount” with respect to this Global Note shall be determined by the Calculation Agent and shall equal:

Principal Amount x	(	Ending Value	)
100

For purposes of determining the Redemption Amount, the “Ending Value” shall be determined by the Calculation Agent and shall equal the closing level of the Index on the Valuation Date (as defined below).

The “Valuation Date” will be seven scheduled Business Days before the Stated Maturity.

A “Business Day” means any day other than a Saturday or a Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

All determinations made by the Calculation Agent shall, absent a determination of a manifest error, be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Monthly Payments

The Company shall make monthly payments on the Principal Amount of this Global Note at a rate equal to the Monthly Payment Rate from and including the Original Issue Date or from the most recent Monthly Payment Date for which monthly payments have been paid or provided for. No monthly payment will accrue, or be paid, during the final month of the term of this Global Note. Monthly payments on the Principal Amount of this Global Note shall be paid in cash in arrears on the Monthly Payment Dates excluding the Monthly Payment Date occuring in the month in which the Stated Maturity, Exchange Date or Early Redemption Date, as applicable, occurs. On each Monthly Payment Date, the Company shall make the monthly payments to the Holder in whose name this Global Note is registered at the close of business on the relevant Record Dates following the related Monthly Payment Adjustment Date.

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Monthly payments on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If a Monthly Payment Date falls on a day that is not a Business Day, the monthly payment otherwise due on such Monthly Payment Date shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of the delayed payment.

Exchange of the Notes Prior to the Stated Maturity

This Global Note may be exchanged in whole or in part at the option of a Holder in whole Denominations for a cash payment equal to the Exchange Amount during any Business Day that occurs during an Exchange Notice Period (as defined below) by delivery of written notice from the Holder to the Trustee (as defined below) (in the form of Annex B attached hereto). To the extent that this Global Note is exchanged in part, the Principal Amount shall be reduced by the amount so exchanged and the Principal Amount then outstanding shall be as maintained in the records of the Trustee.

An “Exchange Notice Period” means the period from and including the first calendar day of the applicable Exchange Month to and including 12:00 noon in The City of New York on the fifteenth calendar day during the applicable Exchange Month. If the fifteenth calendar day of the applicable Exchange Month is not a Business Day, then the Exchange Notice Period shall be extended to 12:00 noon in The City of New York on the next succeeding Business Day.

The “Exchange Amount” shall be equal to the Redemption Amount, calculated as if the Exchange Date were the Stated Maturity; provided, however, that the Ending Value shall be equal to the closing level of the Index on the Exchange Date.

An “Exchange Date” shall be the third Business Day following the end of the applicable Exchange Notice Period. The Exchange Amount shall be paid three Business Days after the Exchange Date.

Early Redemption

If on any Business Day before the Valuation Date the closing level of the Index is equal to or less than 60, this Global Note shall be redeemed by the Company on the fifth Business Day following such date (the “Early Redemption Date”). On the Early Redemption Date, a Holder shall receive a cash payment with respect to the Principal Amount of this Global Note, equal to the Redemption Amount; provided, however, for the purpose of calculating the Redemption Amount to be paid on an Early Redemption Date, the Ending Value shall equal the closing level of the Index on the Business Day immediately succeeding the Business Day on which the closing level of the Index was equal to or less than 60 (the “Early Redemption Amount”).

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, and designated as Monthly Income Strategic Return Notes® which are due at the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A. (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures

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supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing the Notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to the Principal Amount of this Global Note, shall be equal to the Redemption Amount, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether at the Stated Maturity or upon exchange, early redemption or acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount, Exchange Amount or Early Redemption Amount hereof, as applicable, and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

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As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder (and beneficial owner) by acceptance hereof hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the Stated Maturity, Exchange Date or Early Redemption Date, as applicable, equal to the Principal Amount of this Global Note (or, each $10 denomination thereof, as applicable) and bearing monthly stated interest at the Monthly Payment Rate and (ii) a cash-settled forward contract linked to the level of the Index, pursuant to which the Holder agrees to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for the right to receive a payment of either the Redemption Amount on the Stated Maturity, the Exchange Amount upon an exchange of the Global Notes prior to the Stated Maturity or the Early Redemption Amount on the Early Redemption Date.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 6, 2005

CERTIFICATE OF AUTHENTICATION	Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
[Copy of Seal]

JPMorgan Chase Bank, N.A., as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer	Secretary

ANNEX A

The Index

The level of the Long-Short Currency Index (the “Index”) will be based upon the daily percentage change in the value of certain selected Index Components, as described below, and the daily accrual of interest on the current level of the Index at a rate equal to the Federal Funds Rate as reduced by (i) an Index adjustment factor of 1.25% per annum, or 1.0% per annum for any month immediately following the occurrence of a Filter Event and the deemed investment of the entire value of the Index in United States dollars (the “Index Adjustment Factor”), deducted daily on the basis of an actual 365-day year and (ii) a monthly payment adjustment amount of 6.122% per annum of the initial level of the Index (the “Monthly Payment Adjustment Amount”), deducted monthly on the basis of a 360-day year of twelve 30-day months. The Monthly Payment Adjustment Amount will not be deducted from the Index during the final month of the term of the Notes.

At any time other than the one month period immediately following the occurrence of a Filter Event, the Index will be composed of four currencies selected from among the following currencies: the Australian dollar, the British pound, the Canadian dollar, the European Union euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona, the Swiss franc and the United States dollar (each an “Eligible Currency”). The countries or political units issuing the Eligible Currencies: Australia, the United Kingdom, Canada, the European Union, Japan, New Zealand, Norway, Sweden, Switzerland and the United States are each referred to as an “Eligible Currency Issuer”. If a Filter Event has occurred, the Index will only contain United States dollars during the monthly period after such occurrence. The four Eligible Currencies selected for inclusion in the Index (or upon the occurrence of a Filter Event, the United States dollars deemed to be included in the Index) for any monthly period are referred to as “Index Components”. The Index may be reconstituted on a monthly basis as described below. The Eligible Currencies with positive weightings in the Index at any time can be viewed as long positions in the applicable currencies (the “Long Index Components”). The Eligible Currencies with negative weightings in the Index at any time can be viewed as short positions in the applicable currencies (the “Short Index Components”). On October 3, 2005 (the “Pricing Date”), (i) the level of the Index was set to 98, (ii) a Filter Event was deemed to have occurred on the preceding Filter Event Date, (iii) the Index was deemed to contain only United States dollars and (iv) it was determined that the level of the Index for the initial monthly period will be calculated as set forth in “—Index Level Calculation” as if the level of the Index was 98 as of the end of the prior calendar month.

Except for the initial monthly period and the final monthly period, the term “monthly period” means the period beginning on and including the first calendar day of each month, to and including the last calendar day of the same month. The initial monthly period means the period from and including the Pricing Date, to and including the last calendar day of the calendar month in which the Pricing Date occurs and the final monthly period means the period beginning on and including the first calendar day of the calendar month in which the maturity date occurs, to and but excluding the maturity date.

MLCS, as the calculation agent, will be the Company’s agent for purposes of determining, among other things, the level of the Index and the occurrence of a Filter Event, resetting the Monthly Multipliers (as defined below) and reconstituting the Index.

Selection of the Index Components

At any time the Index will consist of two Long Index Components and two Short Index Components, unless a Filter Event has occurred as described below. The Long Index Components for any monthly period will be the Eligible Currencies issued by the two Eligible Currency Issuers with the highest interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices as determined on a Filter Event Date (as defined below), as applicable. The Short Index Components for any monthly period will be the Eligible Currencies issued by the two Eligible Currency Issuers with the lowest interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices as determined on a Filter Event Date. In the event that (i) two or more Eligible Currency Issuers have the same interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices as determined on a Filter Event Date; (ii) those interest rates are among the two highest or two lowest Eligible Currency Issuer interest rates from among the Eligible Currency Issuers and (iii) the inclusion of the Eligible Currency Issuers with the highest or lowest interest rates would require the inclusion of more than two Long Index Components or Short. Index Components, as the case may be, then the determination as to which of the Eligible Currencies having such identical interest rates will be included as a Long Index Component or Short Index Component, as applicable, will be determined by reference to the most recent Business Day prior to the Filter Event Date on which one or two such Eligible Currency Issuers can be identified as having had lower interest rates (for purposes of determining the Short Index Component) or higher interest rates (for purposes of determining the Long Index Component) such that the total number of Index Components does not exceed four.

On the last calendar day of the first calendar month during which a Filter Event does not occur, a fixed factor (the “Monthly Multiplier”) will be determined for the Index Components by dividing the weighting of an Index Component by the Forward Rate (as defined below) for that Index Component on that date. The Monthly Multiplier for each Index Component will remain fixed for the monthly period immediately subsequent to the Filter Event Date (as defined below) and can be used to calculate the level of the Index for any day during the applicable monthly period until the reset of the Monthly Multiplier on the last calendar day of that month as described below.

The level of the Index on any date will be calculated by MLCS based on the current Index Reference Rates (as defined herein) for the Index Components. As Index Reference Rates move, the United States dollar value of each Index Component will vary based on the appreciation or depreciation of that Index Component. Any appreciation in the Long Index

Components relative to the Short Index Components will result in an increase in the level of the Index. Conversely, any depreciation in the Long Index Components relative to the Short Index Components will result in a decrease in the level of the Index. Any depreciation in the Short Index Components relative to the Long Index Components will result in an increase in the level of the Index. Conversely, any appreciation in the Short Index Components relative to the Long Index Components will result in a decrease in the level of the Index.

Index Level Calculation

The level of the Index on any day can be calculated as follows:

For any day (i) prior to the last Business Day of a month (ii) during the monthly period immediately following a Filter Event Date on which a Filter Event has not occurred:

The Monthly Multiplier of each Index Component (i) shall be multiplied by the then current Index Reference Rate for that Index Component, (ii) the resulting products for each of the Index Components shall be added and (iii) the total added to the level of the Index as of the end of the prior calendar month. The level of the Index will equal this amount as increased to reflect the daily accrual of interest on the current value of the Index at a rate equal to the Federal Funds Rate and reduced to reflect the daily Index Adjustment Factor of 1.25% per annum.

For any day (i) falling on or after the last Business Day of a month (ii) during the monthly period immediately following a Filter Event Date on which a Filter Event has not occurred:

The Monthly Multiplier of each Index Component (i) shall be multiplied by the then current Index Reference Rate for that Index Component, (ii) the resulting products for each of the Index Components shall be added and (iii) the total added to the level of the Index as of the end of the prior calendar month. The level of the Index will equal this amount as increased to reflect the daily accrual of interest on the current level of the Index at a rate equal to the Federal Funds Rate and reduced to reflect the daily Index Adjustment Factor of 1.25% per annum and the Monthly Payment Adjustment Amount of 6.122% of the initial level of the Index.

For any day (i) prior to the last Business Day of a month (ii) during the monthly period immediately following a Filter Event Date on which a Filter Event has occurred:

The level of the Index will reflect the level of the Index as of the end of the prior calendar month, plus (1) the daily accrual of interest on the level of the Index at the Federal Funds Rate as reduced by (2) the daily deductions of the Index Adjustment Factor of 1.0% per annum.

For any day (i) falling on or after the last Business Day of a month (ii) during the monthly period immediately following a Filter Event Date on which a Filter Event has occurred:

The level of the Index will reflect the level of the Index as of the end of the prior calendar month, plus (1) the daily accrual of interest on the level of the Index at the Federal Funds Rate as reduced by (2) the daily deduction for the Index Adjustment Factor of 1.0% per annum and (3) the deduction of the Monthly Payment Adjustment Amount of 6.122% of the initial level of the Index.

The “Forward Rate”, for purposes of determining the Monthly Multipliers for any of the Australian dollar, the British pound, the Canadian dollar, the European Union euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc, as applicable, will be the forward exchange rate for the applicable currency with a settlement date on the last calendar day of the following calendar month as reported daily on Bloomberg page IND 3, or any substitute page thereto using market quotations taken at approximately 11:00 a.m. New York City time, for the Australian dollar, the British pound, the Canadian dollar, the European Union euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc as determined on the last calendar day of the then current calendar month.

The “Index Reference Rate” for each Index Component means (i) for any day other than the last day of the calendar month, the forward exchange rate with a settlement date on the last day of the calendar month or (ii) for the last day of the calendar month, the spot exchange rate, in each case as reported daily on Bloomberg page IND3 or any substitute page thereto using market quotations taken at approximately 11:00 a.m. New York City Time.

Monthly Index Reconstitution

If a Filter Event has not occurred as of the close of business one Business Day before the last Business Day of any month (the “Filter Event Date”), MLCS will reconstitute the Index on the last calendar day of the month in which such Filter Event does not occur to include (i) as Long Index Components, the Eligible Currencies issued by the two Eligible Currency Issuers with the highest interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices as of the Filter Event Date and (ii) as Short Index Components, the Eligible Currencies issued by the two Eligible Currency Issuers with the lowest interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices, as of the Filter Event Date. In the event that (i) two or more Eligible Currency Issuers have the same interest rates as set forth by the Merrill Lynch Fixed Income Index Research, money market 1-month constant maturity indices as determined on a Filter Event Date; (ii) those interest rates are among the two highest or two lowest Eligible Currency Issuer interest rates from among the Eligible Currency Issuers and (iii) the inclusion of the Eligible Currency Issuers with the highest or lowest interest rates would require the inclusion of more than two Long Index Components or Short Index Components, as the case may be, then the determination as to which of the Eligible Currencies having such identical interest rates will be included as a Long Index Component or Short Index Component, as applicable, will be determined by reference to the most recent Business Day prior to the Filter Event Date on which one or two such Eligible Currency Issuers can be identified as having had lower interest rates (for purposes of determining the Short Index Component) or higher interest rates (for purposes of determining the Long Index Component) such that the total number of Index Components does not exceed four.

On the last calendar day of the month in which a Filter Event does not occur, MLCS will determine the weightings of the Index Components based on the closing level of the Index on such last calendar day. The weighting of each Long Index Component will equal the value of the Index on the Monthly Determination Date divided by 2. The weighting of each Short Index Component will equal the negative value of a Long Index Component. The Monthly Multiplier for each Index Component will then be determined by dividing each Index Component weighting by its respective Forward Rate to the next month-end calendar date.

Filter Event

On each Filter Event Date, MLCS will determine whether the difference between the yields on the Merrill Lynch US Corporate Master Index (Bloomberg Reference Ticker C0A0) and the Merrill Lynch US Treasury Master Index (Bloomberg Reference Ticker G0Q0) on the Filter Event Date has increased from the spread between the yields of these indices on the immediately prior Filter Event Date. If the spread during this period has increased (a “Filter Event”), the entire value of the Index will be deemed to be invested in United States dollars for the following month. For the initial monthly period, MLCS will treat the last Business Day of the calendar month preceding the Pricing Date and the last Business Day of the second calendar month preceding the Pricing Date as Filter Event Dates. For any month in which a Filter Event has occurred, the Index Adjustment Factor will be 1.0% per annum.

Index Inputs

If any of the Forward Rates, Index Reference Rates, Federal Funds Rates, yield on the Merrill Lynch US Corporate Master Index or yield on the Merrill Lynch US Treasury Master Index (the “inputs”) are not available as described herein, then the particular input(s) for which a quotation is unavailable will be calculated on the basis of the arithmetic mean of the applicable quotations received by MLCS at approximately 11:00 a.m., New York City time, on the relevant date by the London offices of three leading banks engaged in the interbank market (selected by MLCS) (the “Reference Banks”). If fewer than three Reference Banks provide quotations, then the input will be calculated on the basis of the arithmetic mean of the applicable quotations received by MLCS at approximately 11:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected by MLCS). If the quotation is available from only one bank, then MLCS will determine which quotation is available and reasonable to be used. If no quotation is available, then the input will be the rate MLCS, in its discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m. New York City time on the relevant date.

Daily Accrual of Interest; Accrual Factor

The level of the Index will reflect a daily accrual of interest on the current level of the Index at a rate equal to the Federal Funds Rate, paid in arrears.

The “Federal Funds Rate” means the rate charged by the Federal Reserve Bank to member banks when excess reserve loans are made from one bank to another and shall be determined as reported on Bloomberg page FDTR at approximately 11:00 a.m. New York time.

ANNEX B

FORM OF

OFFICIAL NOTICE OF EXERCISE

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Monthly Income Strategic Return Notes®

Linked to the [INDEX] due [STATED MATURITY]

Dated:

Merrill Lynch & Co., Inc.

95 Green St.

8th Floor

Jersey City, New Jersey 07302

Fax No.: (201) 671-3672

(Attn: Treasury)

Merrill Lynch, Pierce, Fenner & Smith

Incorporated,

as Calculation Agent

4 World Financial Center

25th Floor

New York, New York 10080

Fax No.: (212) 449-1897

JPMorgan Chase Bank, N.A.

4 New York Plaza

15th Floor

New York, New York 10004

Fax No.: (212) 623-6274

(Attn: Institutional Trust Services)

Dear Sir or Madam:

The undersigned holder of the Medium-Term Notes, Series C, Monthly Income Strategic Return Notes® Linked to the [REFERENCE INDEX] which are due [STATED MATURITY] of Merrill Lynch & Co., Inc. (the “Notes”) hereby irrevocably elects to exercise with respect to the $             amount of Notes indicated below, as of the date hereof, provided that such day is within the applicable Exchange Notice Period and subject to the restrictions as set forth under “Exchange of the Notes Prior to the Maturity Date” as described in the Pricing Supplement dated [DATE] to the Prospectus Supplement and Prospectus dated [DATE]. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Exchange Amount shall be delivered in cash, in accordance with the terms of the Notes described in the Pricing Supplement.

Very truly yours,

[Name of Holder]

By:

[Title]

[Fax No.]

$        amount of Notes surrendered for exercise of the right to receive the Exchange Amount

If you want the amount in cash made out in another person’s name, fill in the form:

(Insert person’s soc. sec. or tax ID no.)

(Print or type person’s name, address and zip code)

Date:

Your Signature:

Receipt of the above Official

Notice of Holder’s exchange right is hereby acknowledged

MERRILL LYNCH & CO., INC.,

as Issuer

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                INCORPORATED,

as Calculation Agent

By JPMORGAN CHASE BANK, N.A.

as Trustee

By:

Title:

Date and time of acknowledgment

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ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer
Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                                                attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.